EX 99.(m)(2)
PLAN OF DISTRIBUTION
     WHEREAS, each registered investment company, as set forth on Schedule A, as it may be supplemented from time to time (each a “Fund” and collectively the “Funds”), engages or intends to engage in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, each Fund desires to adopt a Plan of Distribution (“Plan”) pursuant to Rule 12b-1 under the 1940 Act with respect to the Class R and W shares of each Fund for which each Fund’s respective Board of Directors/Trustees (“Board”) has established such shares; and
     WHEREAS, each Fund has entered into a Distribution Agreement with Morgan Stanley Distributors Inc. (the “Distributor”) pursuant to which the Distributor has agreed to serve as distributor of the shares of each Fund;
     NOW, THEREFORE, each Fund hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act with respect to the applicable Class R and W shares of each Fund identified on Schedule A, as it may be supplemented from time to time.
     1. Each Fund is authorized to reimburse the Distributor and any other broker-dealers, financial institutions and/or intermediaries, including its affiliates, for Actual Distribution-Related Expenses (as defined below) incurred by them (the “Distribution Fee”) on behalf of the applicable Class of shares of the Fund.
     2. A. The Distribution Fee authorized with respect to each Class of shares of each Fund is as follows:
•	Class R — The Distribution Fee shall not exceed on an annual basis the lesser of (i) 0.25% of the average daily net assets of Class R or (ii) the sum of Actual Distribution Expenses.

•	Class W — The Distribution Fee shall not exceed on an annual basis the lesser of (i) 0.10% of the average daily net assets of Class W or (ii) the sum of Actual Distribution Expenses.
          B. The Distribution Fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board shall determine.
     3. “Actual Distribution Expenses” are amounts spent by the Distributor and other broker-dealers, financial institutions and/or intermediaries, including its affiliates, on any activities or expenses related to the distribution of each Fund’s shares, including, but not limited to: compensation to, and expenses of, financial advisors or other employees of the Distributor or other broker-dealers, including its affiliates, including overhead and other branch office distribution-related expenses and telephone expenses of persons who engage in or support distribution of shares or who provide personal services to shareholders; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials and opportunity costs in incurring the foregoing expenses. The overhead and other branch office distribution-related expenses referred to in this paragraph 3 may include: (a) the expenses of operating the branch offices of the Distributor or other broker-dealers, including its affiliates, in connection with the sale of Fund shares; (b) the costs of client sales seminars; (c) travel expenses of mutual fund sales coordinators to promote the sale of Fund shares; and (d) other expenses relating to branch promotion of Fund sales.
     4. For each Fund this Plan shall not take effect with respect to any particular Class until it has been approved, together with any related agreements, by votes of a majority of the Board of each Fund and of the Board members who are not “interested persons” of such Fund (as defined in the 1940 Act) and have no direct financial interest in the operation of this Plan or any agreements related to it (the “Rule 12b-1 Board Members”), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

     5. For each Fund, this Plan shall continue in effect with respect to each Class for a period of one year from the effective date hereof (or in the case of any Fund added to Schedule A of this Agreement after the date hereof, for an initial period of one year from the date that such Fund is added), and from year to year thereafter, provided such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4 hereof.
     6. The Distributor shall provide to the Board of each Fund and the Board shall review, at least quarterly, for each Fund a written report of the amounts so expended and the purposes for which such expenditures were made. In this regard, the Board shall request the Distributor to specify such items of expenses as the Board deems appropriate. The Board shall consider such items as they deem relevant in making the determinations required by paragraph 5 hereof.
     7. For each Fund, this Plan may be terminated at any time with respect to a Class by vote of a majority of the Rule 12b-1 Board members, or by vote of a majority of the outstanding voting securities of the applicable Class. The Plan may remain in effect with the respect to a particular Class even if the Plan has been terminated in accordance with this paragraph 7 with respect to any other Class.
     8. For each Fund this Plan may not be amended with respect to any Class to increase materially the amount each Class may spend for services described hereunder unless such amendment is approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of that Class, and no material amendment to the Plan shall be made unless approved in the manner provided for approval in paragraph 4 hereof.
     9. While this Plan is in effect, the selection and nomination of Board members who are not interested persons (as defined in the 1940 Act) of the Funds shall be committed to the discretion of the Board members who are not interested persons.
     10. Each Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.
     11. The Declaration of Trust, together with all amendments thereto establishing each Fund identified on Schedule A as a Massachusetts business trust (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, and provides that the name of such Funds refers to the Board under the Declaration collectively as Board members but not as individuals or personally; and no Board member, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for this satisfaction of any obligation or claim or otherwise, in connection with the affairs of such Funds, but the Trust Estate only shall be liable.

     IN WITNESS WHEREOF, the Funds and the Distributor have executed this Plan of Distribution as of the day and year set forth below in New York, New York.
     September 26, 2007

On behalf of each Fund as set forth on Schedule A

Dated:

/s/ Ronald E. Robison

	By:	Ronald E. Robison
/s/ Mary E. Mullin	Title:	President and Principal Executive Officer
Attest: Mary E. Mullin

Morgan Stanley Distributors Inc.

Dated:

/s/ Michael P. Kiley

/s/ Joseph C. Benedetti	By:	Michael P. Kiley
Attest: Joseph C. Benedetti	Title:	President

SCHEDULE A
(updated as of June 18, 2010)
Morgan Stanley Capital Opportunities Trust
Morgan Stanley European Equity Fund Inc. (Maryland corporation)
Morgan Stanley Focus Growth Fund
Morgan Stanley Global Strategist Fund
Morgan Stanley International Fund
Morgan Stanley International Value Equity Fund
Morgan Stanley Mid Cap Growth Fund